Exhibit 4.7

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND ARE SUBJECT TO AND MAY BE OFFERED, TRANSFERRED OR SOLD ONLY IN COMPLIANCE WITH (1) APPLICABLE SECURITIES LAWS, AND (2) THE TERMS OF THAT CERTAIN AMENDED AND RESTATED STOCKHOLDERS AGREEMENT DATED AS OF SEPTEMBER 30, 2008 (AS AMENDED FROM TIME TO TIME) BY AND AMONG THE COMPANY AND CERTAIN INVESTORS IDENTIFIED THEREIN (THE “STOCKHOLDERS AGREEMENT”). A COPY OF THE AFOREMENTIONED STOCKHOLDERS AGREEMENT HAS BEEN FILED WITH THE SECRETARY OF THE COMPANY AND IS AVAILABLE UPON REQUEST.

CERTIFICATE

FOR

COMMON STOCK PURCHASE WARRANTS

Incorporated Under the Laws of the State of Delaware

No. 2011- C________

Warrants for __________ shares of Common Stock, par value $0.0001 per share

This CERTIFICATE FOR COMMON STOCK PURCHASE WARRANTS dated August __, 2011 (this “Warrant Certificate”) is being issued by HEALTHEQUITY, INC., a Delaware corporation (the “Company”) to ____________ (the “Holder”) pursuant to that certain Securities Purchase Agreement dated August 11, 2011 (the “Purchase Agreement”) among the Company, Holder (as a Purchaser) and each of the other Purchasers signatory thereto. Defined terms used herein but not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.

The Company certifies that the Holder is the registered owner of the above indicated number of Warrants. One (1) Warrant entitles the Holder to purchase one (1) share of the Company’s common stock, $0.0001 par value (the “Common Stock”). The shares of Common Stock issuable upon an exercise of the Warrants hereunder are sometimes herein referred to as the “Warrant Stock.”

1.     Purchase Price. The purchase price per share for the Warrant Stock shall be One Cent ($0.01) per share tendered to the Company in good United States funds, subject to adjustment as set forth in Section 4, below (the “Exercise Price”).

2.     Rights to Exercise, Termination. The Holder shall have the right (but not the obligation) to exercise the Warrant to receive the Warrant Stock (subject to adjustment as hereinafter provided) at any time on or before five years from date of this grant (the “Exercise Period”), provided that, in the event of, at any time during the Exercise Period, a Public Offering or a Change of Control (as the terms are defined in the Company’s Amended and Restated Certificate of Incorporation, as the same may be amended from time to time, the “Charter”), the Company shall provide to the Holder twenty (20) days advance written notice of such Public Offering or Change of Control, and this Warrant shall terminate unless exercised prior to the date of the consummation of such Public Offering or Change of Control.

3.     Manner of Exercise.

3.1.     In order to exercise this Warrant Certificate, the Holder shall surrender this Warrant Certificate at the office of the Company, as set forth below, or at such other address as the Company shall designate in writing, together with a duly executed exercise form in the form attached hereto and simultaneous payment in full of the Exercise Price for the number of Warrant Stock which the Holder electing to purchase (in cash or by certified or official bank or bank cashier’s check payable to the order of the Company) or by making a net issuance election as set forth in Section 3.2.

3.2.     The Holder may elect to receive, without the payment by the Holder of any additional consideration, Warrant Stock equal to the value of this Warrant Certificate or any portion hereof by the surrender of this Warrant Certificate or such portion to the Company, by indicating that it is making a net issue election in his, her or its exercise form. Thereupon, the Company shall issue to the Holder such number of fully paid and nonassessable Warrant Stock for which this Warrant Certificate is then exercisable as is computed using the following formula:

X = Y (A-B)
A

Where:

X =     the number of Warrant Stock to be issued to the Holder pursuant to this Section;

Y =     the number of Warrant Stock covered by this Warrant Certificate in respect of which the net issue election is made pursuant to this Section;

A =     the Fair Market Value of one Warrant Stock for which this Warrant Certificate is exercisable as at the time the net issue election is made pursuant to this Section; and

B =     the Exercise Price in effect under this Warrant Certificate at the time the net issue election is made pursuant to this Section.

For purposes hereof, “Fair Market Value” means:

(a) if the security is traded on a securities exchange or quoted on a quotation system, the Fair Market Value shall be deemed to be the average of the closing prices of the securities on such exchange or quotation system, or, if there has been no sales on any such exchange or quotation system on any day, the average of the highest bid and lowest asked prices on such exchange or quotation system as of 4:00 p.m., New York time, or, if on any day such security is not traded on an exchange or quoted on a quotation system, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated or any similar successor organization, in each such case averaged over a period often (10) business days consisting of the business day as of which Fair Market Value is being determined and the nine (9) consecutive business days prior to such day;

(b) if at any time such security is not listed on any securities exchange or quoted on a quotation system or the over-the-counter market, the Fair Market Value shall be the fair value thereof, as determined in good faith by the Company’s Board of Directors. If Holder is not in agreement with such determination and Holder and the Company are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Company’s Board of Directors and the Holder. The determination of the appraiser shall be final and binding upon the parties and the Company and Holder shall, in equal parts, pay the fees and expenses of such appraiser, unless such determination results in a Fair Market Value that differs by more than 10% of the Fair Market Value initially determined by the Board of Directors, in which case (i) such fees and expenses shall be borne by the Company if the change increases the fair market value initially determined by the Board of Directors or (ii) such fees and expenses shall be paid by the Holders if the change decreases the Fair Market Value initially determined by the Board of Directors; or

(c) in the event that this Warrant is exercised pursuant to this Section 2 in connection with the Company’s Public Offering of its Common Stock, then the product of (i) the per share offering price to the public of the Company’s Public Offering and (ii) the number of shares of Common Stock into which each Warrant Stock is convertible at time of such exercise.

3.3     Upon surrender of this Warrant Certificate in conformity with the foregoing provisions, the Company shall promptly deliver to or upon the written order of the Holder a stock certificate or certificates representing the Warrant Stock purchased by the Holder. Upon the surrender of this Warrant Certificate following one or more partial exercises, the Company shall issue or cause to be issued, at its expense, a new Warrant Certificate shall be issued to the Holder, evidencing the right to purchase the remaining number of Warrant Stock.

3.4     No fractional Warrant Stock will be issued in connection with any exercise of this Warrant. In lieu of any fractional shares that would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the Fair Market Value of one Warrant Share on date on which the Warrant is exercised.

4.     Adjustments upon Certain Events.

4.1     Stock Splits, Stock Combinations and Certain Stock Dividends. If the Company shall at any time subdivide or combine its outstanding Common Stock, or declare a dividend in Common Stock or other securities of the Company convertible into or exchangeable for Common Stock, a Warrant shall, after such subdivision or combination or after the record date for such dividend, be exercisable for that number and class of shares in the aggregate to give the Holder of the Warrant, the total number and class of shares as the Holder would have owned had the Warrant been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment. Whenever the number of shares of Common Stock purchasable upon the exercise of this Warrant is adjusted pursuant to this Section 4.1, the Exercise Price shall be adjusted to equal (a) the Exercise Price immediately prior to such adjustment multiplied by the number of shares Common Stock for which a Warrant is exercisable immediately prior to such adjustment divided by (b) the number of shares of Common Stock for which a Warrant is exercisable immediately after such adjustment. Any adjustment under this Section 4.1 shall become effective at the close of business on the date the subdivision, combination or dividend becomes effective.

4.2     Adjustment for Reclassification, Exchange and Substitution. If at any time while this Warrant is outstanding, the Common Stock issuable upon exercise of this Warrant is changed into the same or a different number of shares of any class or classes of stock, this Warrant will thereafter represent the right to acquire such number and kind of securities as would have been issuable as a result of exercise of this Warrant and the Exercise Price therefore shall be appropriately adjusted, all subject to further adjustment in this Section 4.

4.3     Adjustment for Reorganization, Consolidation, Merger. Subject to Section 2 above, in case of any reorganization of the Company (or any other corporation the stock or other securities of which are at the time receivable upon exercise of a Warrant) or in case the Company (or any such other corporation) shall merge into or with or consolidate with another corporation or convey all or substantially all of its assets to another corporation or enter into a business combination of any form as a result of which the Common Stock or other securities receivable upon exercise of a Warrant are converted into other stock or securities of the same or another corporation, then and in each such case, the Holder of a Warrant, upon exercise of the Warrant at any time after the consummation of such reorganization, consolidation, merger, conveyance or combination, shall be entitled to receive, in lieu of the shares of Common Stock or other securities to which such Holder would have been entitled had he, she or it exercised the Warrant immediately prior to such event, such stock and securities which such Holder would have owned immediately after such event with respect to the shares of Common Stock and other securities for which a Warrant may have been exercised immediately before such event had the Warrant been exercised immediately prior to such event.

4.4     Notice of Adjustments. In each case of an adjustment in the Common Stock or other securities receivable upon the exercise of a Warrant or the exercise price thereof, the Company shall promptly notify the Holder in writing of such adjustment setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Stock or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based.

4.5     Notice of Events. The Company will give written notice to the Holder at least two (2) business days prior to the date on which the Company (i) closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, or (B) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation. Notwithstanding the foregoing, the failure deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice. For the purposes hereof, “Fundamental Transaction” means that:

(i) the Company or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, (1) consolidate or merge with or into any other person, or (2) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person, (3) consummate a stock or share purchase agreement or other business combination with any other person whereby such other person acquires more than 50% of the outstanding shares of Voting Stock of the Company or (4) any similar transaction.

5.     Loss, Theft, Destruction, or Mutilation. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Warrant Certificate and (in the case of loss, theft, or destruction) of indemnity satisfactory to it (in the exercise of its reasonable discretion), and (in the case of mutilation) upon surrender and cancellation thereof, the Company will execute and deliver, in lieu thereof, a new Warrant in the same form and tenor.

6.     Stockholders Agreement. As a condition to the issuance of any shares of Common Stock hereunder, the Holder shall be required to become a party to the Amended and Restated Stockholders Agreement dated as of September 30, 2008, as may be amended from time to time, as an “Investor” thereunder.

7.     Miscellaneous.

7.1     Governing Law. This Warrant Certificate shall be construed in accordance with, and governed by the substantive laws of, the State of Delaware.

7.2     Assignment. This Warrant Certificate, and the obligations and rights of the Company hereunder, shall be binding upon and inure to the benefit of the Company and the Holder, and their respective heirs, successors and permitted assigns, as applicable.

7.3     Notices. All notices, requests, demands, claims, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, facsimiled, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties hereto at the following respective addresses (or at such other address for any such party as shall be specified by like notice):

If to the Company:

HealthEquity, Inc.

Suite 400

15 West Scenic Pointe Drive

Draper, Utah 84020

Facsimile: (801) 642-0505

If to the Holder, to Holder’s address as stated on the books and records of the Company.

All such notices and other communications shall be deemed to have been given and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of delivery by facsimile, on the date of such delivery, (c) in the case of delivery by nationally recognized overnight courier, on the third business day following dispatch, and (d) in the case of mailing, on the seventh business day following such mailing

7.4     Restrictive Legend. Each certificate representing Common Stock issued upon exercise of any Warrants hereunder, unless such Common Stock is then registered under the Securities Act shall bear a legend in substantially the following form set forth on top of this Warrant Certificate with respect to such Common Stock.

7.5     Payment of Taxes. The Holder shall pay all documentary, stamp or similar taxes and other government charges that may be imposed with respect to the issuance, transfer or delivery of any Warrant Stock on exercise of the Warrants.

7.6     Reduction in Exercise Price at Company’s Option. The Company’s Board of Directors may, at its sole discretion, reduce the Exercise Price of the Warrants in effect at any time either for the life of the Warrants or any shorter period of time determined by the Company’s Board of Directors. The Company shall promptly notify the Holder of any such reduction in the Exercise Price.

7.7     Preemptive and Anti-Dilution Rights. The Company represents and warrants that all waivers of preemptive and anti-dilution rights necessary to accomplish the issuance of this Warrant Certificate without obligation, on the part of the Company, to issue any additional equity securities of the Company or to lower the exercise price of any existing security of the Company as a result of this Warrant Certificate, have been obtained.

7.8.     Amendments; Waivers. Amendments to or waivers of any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), only upon written consent of the Company and the Holder.

7.9     Further Assurances. The Company will not, by amendment of its governing documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company (i) will not increase the par value of any Warrant Stock above the amount payable therefor on such exercise, (ii) will take all such action as may be reasonably necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Stock on the exercise of this Warrant, and (iii) will not close its shareholder books or records in any manner which interferes with the timely exercise of this Warrant.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed as of the ____ day of August, 2011.

HEALTHEQUITY, INC.

By:

Name:

Title:

HEALTHEQUITY, INC.

FORM OF ELECTION TO PURCHASE

(To be Executed by the Holder if Holder Desires to Exercise

Warrants Evidenced by the Warrant Certificate)

TO HEALTHEQUITY, INC.

The undersigned hereby irrevocably elects to exercise ___________________________ (_______) Warrants, evidenced by the within Warrant Certificate for, and to purchase thereunder, ____________________________ (_______) shares of Common Stock issuable upon exercise of said Warrants and payment of the applicable Exercise Price by (a) delivery of $_________ and any applicable taxes, or (b) hereby making a net issuance election pursuant to Section 3.2 of the Warrant Certificate.

The undersigned requests that certificates for such shares be issued in the name of:

PLEASE INSERT SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER

(Please print name and address)

If said number of Warrants shall not be all the Warrants evidenced by the within Warrant Certificate, the undersigned requests that a new Warrant Certificate evidencing the Warrants not so exercised be issued in the name of and delivered to:

(Please print name and address)

The Holder agrees to become a party to the Amended and Restated Stockholders Agreement dated as of September 30, 2008, as may be amended from time to time, as an “Investor” thereunder with respect to the Common Stock hereby issued.

Dated:	Signature:

NOTICE:	The above signature must correspond with the name as written upon the face of the within Warrant Certificate in every particular, without alteration or enlargement or any change whatsoever.